Exhibit 99.1

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Robert W. Beard,
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION REPORTS
RESULTS FOR THE SECOND QUARTER ENDED DECEMBER 31, 2007

CONFERENCE CALL SCHEDULED FOR FEBRUARY 19, 2008

Ft. Lauderdale, FL, February 14, 2008 - SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing, telecommunication and government service industries, today announced the results for the second quarter ended December 31, 2007.

In the second quarter of fiscal 2008, we had a net loss of $1.986 million as compared to $1.895 million in the same period in the prior year. The fiscal 2008 results include $963,000 in non-cash charges, such as depreciation and amortization of assets, debt costs, debt discounts, and stock based compensation as compared to $1.2 million in fiscal 2007. These results also include $686,000 and $435,000 of stated interest expense associated with servicing our debt and of legal and public company costs, respectively, as compared to $615,000 and $590,000 incurred in fiscal 2007.

The $91,000 increase in net loss is due to a $535,000 reduction in gross profit offset by a decrease of $361,000 in selling, general and administrative costs. The reduction in gross profit primarily resulted from a 15.5% decrease in gallons sold during the second quarter of fiscal 2008 when compared to prior year. We believe that the lower volume is the result of contraction of the national economy, particularly as it is impacting the industries we serve, and our customers’ efforts to reduce fuel consumption in light of substantially higher fuel prices. A portion of the decrease in volume and corresponding gross margin is due to our decision to reduce the level of business with unacceptably low net margin contributions as well as lower emergency response services in Fiscal 2008. While we are experiencing decreased demand from our existing customers, the decrease in their volumes has been partially offset through the addition of new customers utilizing our services to reduce their overall fuel costs. The $361,000 decrease in selling, general and administrative costs primarily resulted from the efficiencies we gained from the installation of our new Enterprise Resource Planning (“ERP”) system and the completion of the integration of two acquisitions made in 2005. The net margin per gallon for the second quarter of fiscal year 2008 and 2007 was flat at 16.3 cents and 16.6 cents, respectively.

We had a net loss of $5.0 million in the six months ended December 31, 2007, as compared to $2.4 million in the same period in the prior year. The $2.6 million increase in net loss resulted primarily from a $1.6 million non-cash charge related to the refinancing in August 2007 of our long-term debt with new senior secured convertible subordinated notes and the factors affecting the fiscal 2008 gross profit quarterly results described above.

Revenues were $59.0 million in the second quarter of fiscal 2008, as compared to $54.8 million in the same period of the prior year, an increase of $4.2 million, or 8%, as a result of the increases in the commodity prices per gallon of petroleum products. The price per gallon of diesel fuel increased an average of $0.77 per gallon when comparing the second quarter of fiscal 2008 and that of fiscal 2007. We believe that these historically high prices are impacting the national economy, the demand for the services offered by our customers, and the resulting demand for fuel being used by them. Price variances resulted in an increase of $12.6 million in revenues partially offset by an $8.4 million decrease in revenues due to the reduction in gallons sold during the second quarter of fiscal 2008 when compared to prior year. Revenues were $114.5 million in the six months ended December 31, 2007, as compared to $120.4 million in the same period of the prior year, a decrease of $5.9 million, or 5%, primarily as a result of a decrease of 18.0% in gallons sold. The decrease in gallons in the six months period as with the quarterly comparison resulted from the contraction of the economy, our seeking higher margin revenues and reduced emergency response services.

Earnings before interest, taxes, depreciation and amortization, and stock-based compensation (“EBITDA”), a non-GAAP measure, was a loss of $387,000 in the second quarter of fiscal 2008, as compared to a loss of $258,000 in the same period of the prior year, an increase of $129,000. The increase in the EBITDA loss was primarily due to the decrease in industry demand stemming from the contraction of the national economy, the reduction in business with net margin contributions below acceptable levels, and the decrease in the emergency response revenue generated in second quarter of fiscal 2007. EBITDA showed a loss of $191,000 in the six months ended December 31, 2007, as compared to positive EBITDA of $911,000 in the same period of the prior year, a decrease of $1.1 million. The decrease in EBITDA was primarily due to the same factors affecting the quarterly results.

On November 19, 2007, the Company obtained an aggregate of $2.0 million in short-term notes from a small group of individual and institutional investors. The Company’s obligations under the notes are unsecured. Interest on the unpaid principal balance of these notes will be paid monthly at an interest rate of 1.5% per month. The notes have a six-month term which has been subsequently amended to mature on July 18, 2008.

Richard E. Gathright, Chairman, Chief Executive Office and President, commented:

“We need to increase the Company’s overall size as we continue to diversify the services and products we offer to the industry in order to execute our strategic business plan and utilize the infrastructure and systems that we now have in place. Our performance during the current quarter reflects the increasing burden of our public company structure and the resulting need for us to reach the size and achieve the efficiencies offered by our platform. The execution of our acquisition strategy in our extremely fragmented industry sector can provide us with that size and the resulting efficiencies.”

Gathright continued: “Now that our infrastructure and these systems are fully implemented, we believe that we have capabilities that are unique in our industry. Besides improving our existing operations, as evidenced by the $361,000, or 9%, reduction in selling, general and administrative costs in the current quarter compared to last year, these capabilities give us the ability to rapidly and effectively integrate newly acquired operations and efficiently manage our own organic growth. To this end, we are actively pursuing merger and acquisition opportunities and are in discussions with key targets that could help us meet our goals. While there can be no assurance, we do believe that, notwithstanding the current conditions in the credit markets, the capital and other resources necessary to effect these transactions are available to us, along with the opportunity to raise additional working capital in conjunction with these opportunities.”

CONFERENCE CALL

Management will host a conference call on Tuesday, February 19, 2008, at 2:30 P.M. ET, to further discuss the results of the Company’s second quarter ended December 31, 2007. Interested parties can listen to the call live on the Internet through the Company’s Web site at www.mobilefueling.com or by dialing 888-680-0894 (domestic) or 617-213-4860 (international), using Pass Code  58186920. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at www.theconferencingservice.com/prereg/key.process?key=PLT3PLGM6. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Web cast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available from February 19, 2008, at 4:30 p.m. ET until Midnight ET on February 26, 2008, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 85440324. A web archive will be available for 30 days at www.mobilefueling.com.

SELECTED INCOME STATEMENT AND FINANCIAL DATA

(All amounts in thousands of dollars, except per share and per gallon data)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006

Petroleum product sales and service revenues	$52,905	$48,276	$102,094	$106,920
Petroleum product taxes	6,089	6,522	12,397	13,506
Total revenues	58,994	54,798	114,491	120,426

Cost of petroleum product sales and service	50,340	45,176	96,347	99,699
Petroleum product taxes	6,089	6,522	12,397	13,506
Total cost of sales	56,429	51,698	108,744	113,205

Gross profit	2,565	3,100	5,747	7,221

Selling, general and administrative expenses	3,788	4,149	7,591	7,799

Operating (loss) income	(1,223)	(1,049)	(1,844)	(578)

Interest expense	(782)	(835)	(1,560)	(1,785)
Interest and other income	19	(11)	40	6
Loss on extinguishment of promissory notes	-	-	(1,641)	-

Loss before income taxes	(1,986)	(1,895)	(5,005)	(2,357)

Income tax expense	-	-	-	-
Net loss	$(1,986)	$(1,895)	$(5,005)	$(2,357)

Basic and diluted net loss per share	$(0.14)	$(0.18)	$(0.35)	$(0.22)

Basic and diluted weighted average common
shares outstanding	14,556	10,523	14,379	10,509

EBITDA (non-GAAP measure)	$(387)	$(258)	$(191)	$911

Gallons sold	18,050	21,385	36,745	44,814

Net margin	$2,945	$3,549	$6,515	$8,101

Net margin per gallon (in cents) (1)	16.3	16.6	17.7	18.0

(1)	Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

EBITDA is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.

Reconciliation of Net Loss to EBITDA (Unaudited non-GAAP measure):

(All amounts in thousands of dollars)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net loss	$(1,986)	$(1,895)	$(5,005)	$(2,357)
Add back:
Interest expense	782	835	1,560	1,785
Stock-based compensation expense	133	124	259	151
Depreciation and amortization expense:
Cost of sales	380	449	768	880
Selling, general and administrative expenses	304	229	586	452
Loss on extinguishment of debt	-	-	1,641	-
EBITDA	$(387)	$(258)	$(191)	$911

CONDENSED CONSOLIDATED BALANCE SHEET
(All amounts in thousands of dollars)

	(Unaudited)
	September 30,	June 30,
	2007	2007
ASSETS
Current assets	$23,942	$29,183
Property, plant and equipment, net	10,266	10,017
Other assets, net	3,910	4,725
	$38,118	$43,925

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	26,481	29,015
Long-term debt, net and other liabilities	11,002	10,796
Stockholders’ equity	635	4,114
	$38,118	$43,925

About SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries. The Company provides its services and products through 26 locations in the ten states of Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future acquisition plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended December 31, 2007, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2007 and in the Form 10-Q for the quarter ended December 31, 2007.